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                                                                    Exhibit 99.5

FOR INFORMATION ABOUT RSA SECURITY INC.
Tim Powers
RSA Security Inc.
(781) 301-5344
tpowers@rsasecurity.com

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

     RSA SECURITY RAISES CAPITAL IN CONVERTIBLE SUBORDINATED DEBT PLACEMENT

BEDFORD, MASS., OCT. 18, 2001 - RSA Security Inc. (NASDAQ: RSAS) today announced the sale of $50 million of Convertible Subordinated Debentures due October 17, 2004, through a private placement to one investment firm. The Debentures are convertible into RSA Security common stock at a price equal to $13.75 per share, which represents a 30 percent premium over the weighted average prices of RSA Security's common stock over the five preceding trading days. The Debentures bear interest at a rate of 7 percent per annum and have a three-year term. RSA Security can redeem the Debentures at any time after October 17, 2002, so long as the price of RSA Security's common stock exceeds $20.62 for fifteen consecutive trading days.

RSA Security has also issued to the purchasers of the Debentures warrants to purchase an aggregate of 545,653 shares of RSA Security's common stock at a price equal to $13.75 per share. The warrants may be exercised at any time prior to October 17, 2006. Pursuant to a registration rights agreement, RSA Security has agreed to file a registration statement for the resale of the common stock issuable upon conversion of the Debentures and upon exercise of the warrants within 30 days after the closing of the offering.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

The Debentures, the warrants and the common stock issuable upon conversion of the Debentures and exercise of the warrants have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Credit Suisse First Boston Corporation acted as placement agent in this transaction.

ABOUT RSA SECURITY INC.

RSA Security Inc., the most trusted name in e-security(TM), helps organizations build secure, trusted foundations for e-business through its RSA SecurID(R) two-factor authentication, RSA ClearTrust(R) authorization, RSA BSAFE(R) encryption and RSA Keon(R) digital certificate management product families. With more than one billion RSA BSAFE-enabled applications in use worldwide, more than ten million RSA SecurID authentication users and almost 20 years of industry experience, RSA Security has the proven leadership and innovative technology to address the changing security needs of e-business and bring trust to the online economy. RSA Security can be reached at www.rsasecurity.com.

                                      # # #

RSA, BSAFE, ClearTrust, Keon and SecurID are registered trademarks, and The Most Trusted Name in e-Security is a trademark of RSA Security Inc. All other products and services mentioned are trademarks of their respective companies.